EXHIBIT 10.1

Updated 7-1-2019

Fawad Maqbool , <fmaqbool@amplitechinc.com>

RE:  Engagement Letter for Strategic Intellectual Property Consulting Services

Dear Fawad:

ipCapital Group (“ipCG”) appreciates the opportunity to assist you with strategic intellectual property (IP) issues.  Based on our discussion with you, ipCG understands that you are an experienced inventor with valuable IP that improves Microwave Amplifier technology. Furthermore, the discussion about your IP that AmpliTech continues to develop has considerable technical strength. We also understand that your solution is capable of providing low noise amplification even at higher frequencies, and moreover, the technology has the potential to lead to patents that implement the system on an integrated circuit. We also understand that you desire to position your IP to demonstrate value to investors, partners, and/or M&A stakeholders.

SPECIFICS ON PROJECT

If you have any questions or require additional information, please feel free to contact us at any time.  Thank you very much for your consideration.

Our proposal is designed to assist you via the following phases:

•	Phase 1: Extract your invention concepts via our ipScan® process

•	Phase 2: Develop an ipStory® to demonstrate the value of IP to current and future investors

We look forward to applying our expertise, resources, knowledge of best practices, and proprietary methods to help you meet your business objectives.

This letter sets forth the terms of our proposed engagement and the services that ipCG will perform for you.  We look forward to continuing our relationship with you through this work.

Best regards,

John Cronin,

Chairman and Managing Director

ipCapital Group

Enclosures:

1. Detailed Work Plan

2. Detailed Terms

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WORK PLAN

Phase 1: Extract invention concepts via the ipScan® process

Companies typically have a rich source of potential inventions that exist in the heads of inventors, scientists, and engineers, who may struggle to find the time and resources to properly capture those ideas and feed them into the IP protection process, so that they can be managed.  ipCG will use a proprietary ipScan® process (used over the last 21 years with great success at 100s of companies) to extract existing concepts and then help to broaden them across multiple thinking axes (time, supply chain, invention type, etc.) to capture invention ideas from your personnel.  This potential IP will be categorized and prioritized for selection of concepts for documentation, as described in phase 2.

Phase 2:  Develop an ipStory® to demonstrate the value of IP to current and future investors

ipCG will develop an objective, high-level presentation that communicates the depth, breadth, power, and strategic value of your platform and IP portfolio. ipCG will develop the presentation in a way that demonstrates the synergy of your IP, and integrate the business value to the potential acquirer, a high-level business, market, product, technology and IP integration.

Under the scope of this engagement, ipCG will perform the services described in the table below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions.

1.	Professional Services and Fees

Professional Services	Fees

Total Cash and Equity	$30,000

Total Cash	$10,000

Total Equity award payment once project is completed	$20,000

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2.	Timing & Delivery. Work can begin upon acceptance of the terms in this engagement letter. ipCG and YOU shall mutually agree upon a project schedule.

3.	Resources. ipCG will work in a close, collaborative manner with you to execute the Services. Because of the highly interactive nature of this work, the availability of your management and key technical personnel will be critical to the completion of the project. You agree to provide ipCG with its full assistance and cooperation including, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate your personnel available to enable ipCG to obtain such information.

4.	Compensation. Fees for the Professional Services areas stated in the Professional Services Table. You agree to pay the balance of the fees for Professional Services within 10 days from the date of the invoice. You shall pay all charges and fees in U.S. Dollars.

5.	Late Payment/Interest. If payment in full is not received within 15 days from the invoice due date, as defined in mutually signed agreement(s), Client is subject to interest fees, along with costs of collection incurred by ipCG, including but not limited to, collection agency fees and reasonable attorney’s fees (whether suit is brought to effect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6.	Confidential Nature. ipCG and Client agree that the terms and conditions of the Mutual Non-Disclosure Agreement executed by ipCG and Client simultaneously herewith (“NDA”), shall govern and control the way Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG.  We are pleased to have this opportunity to be of service to you.

[SIGNATURE PAGE FOLLOWS]

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Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Best Regards,

ipCapital Group, Inc.

By:
Name: John Cronin
Title: Chairman and Managing Director
Date: 7-1-19

You agree to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to you.

By: /s/ Fawad Maqbool
Name: Fawad Maqbool
Title: Owner, President & CEO of AmpliTech, Inc.
Date:7-2-19

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